    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 2000

                                                 Registration No. 333-__________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              --------------------

                                  NETZEE, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as specified in its Charter)

                              --------------------

              Georgia                                         58-2488883
  -------------------------------                        -------------------
  (State or other jurisdiction of                         (I.R.S. Employer
   incorporation or organization)                        Identification No.)

       6190 Paces Ferry Road
      Suite 400, Atlanta, Georgia                                30339
----------------------------------------                      ----------
(Address of Principal Executive Offices)                      (Zip Code)

                                  NETZEE, INC.
                      1999 STOCK OPTION AND INCENTIVE PLAN
                      ------------------------------------
                            (Full Title of the Plan)
                                 Glenn W. Sturm
                            Chief Executive Officer
                                  Netzee, Inc.
                        6190 Paces Ferry Road, Suite 400
                             Atlanta, Georgia 30339
                    ---------------------------------------
                    (Name and Address of Agent for Service)
                                 (770) 850-4000
         -------------------------------------------------------------
         (Telephone Number, including Area Code, of Agent for Service)

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                              Proposed Maximum         Proposed Maximum
       Title of Securities                Amount To Be         Offering Price         Aggregate Offering           Amount of
        To Be Registered                 Registered (1)           Per Share                  Price             Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.......          1,950,268           $16.96875 (2)            $33,093,610(2)            $8,736.71

Common Stock, no par value.......           320,000               2.00 (3)                640,000 (3)               168.96

Common Stock, no par value.......           510,000               3.11 (3)               1,586,100 (3)              418.73

Common Stock, no par value.......          1,012,000              5.00 (3)               5,060,000 (3)             1,335.84

Common Stock, no par value.......          1,024,500          14.00-15.94 (4)           14,559,295 (4)             3,843.65
-------------------------------------------------------------------------------------------------------------------------------
Total ........................................................................................................    14,503.90
===============================================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Netzee, Inc. 1999 Stock Option and Incentive Plan as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of Netzee, Inc., pursuant to Rule 416(a).

(2) The price is estimated in accordance with Rule 457(h) under the Securities Act of 1933, solely for the purpose of calculating the registration fee, and represents the average of the high and low sale prices of the Common Stock of Netzee, Inc. on the Nasdaq National Market on February 4, 2000.

(3) This price represents the exercise price of options for the common stock of Netzee, Inc. as required by Rule 457(h) of the Securities Act of 1933.

(4) This range represents the range of the exercise prices of options for the Common Stock of Netzee, Inc. Calculations for purposes of the registration fee were determined using individual exercise prices as required by Rule 457(h) of the Securities Act of 1933.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by Netzee, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference as of each of their respective dates:

         (a) The Company's Prospectus dated November 9, 1999, filed pursuant to Rule 424(b) (Commission File No. 333-87089).

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

         (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Commission File No. 0-29725), as filed with the Commission on November 3, 1999.

         All reports filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in any of such documents hereby incorporated by reference will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Sutherland Asbill & Brennan LLP, counsel to the Company, has prepared an opinion of counsel as to the validity of the Shares of Common Stock to be issued under the Plan. Certain attorneys in that firm now own, or may in the future own, shares of Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

GEORGIA BUSINESS CORPORATION CODE

         Pursuant to section 14-2-851 of the Georgia Business Corporation Code (the "GBCC"), the Company may indemnify a director (including a former director and including a director who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, or employee benefit plan or other enterprise) against liability arising from official acts if the director acted in good faith and reasonably believed that his or her conduct was in the best interests of the corporation. For all other acts, the corporation may indemnify a director who acted in good faith and reasonably believed that the conduct was not opposed to the best interests of the corporation. The corporation may indemnify a director with respect to criminal proceedings if the director acted in good faith and had no reasonable cause to believe the conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if the director has not met GBCC standards of conduct, or in any proceeding in which the director was adjudged liable for conduct involving receipt of an improper personal benefit.

         In addition, section 14-2-856 of the GBCC permits the articles of incorporation, bylaws, a contract, or resolution approved by the shareholders to authorize the corporation to indemnify a director against claims to which the director was a party, including claims by the corporation or in the right of the corporation (e.g., a shareholder derivative action). However, the corporation may not indemnify the director for liability to the corporation for any appropriation of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions or receipt of an improper benefit.

         Section 14-2-852 of the GBCC provides for mandatory indemnification against reasonable expenses incurred by a director who is wholly successful in defending an action to which the director was a party due to his or her status as a director of the Company on the merits or otherwise. Section 14-2-854 allows a court, upon application by a director, to order indemnification and advancement of expenses if it determines that the director is entitled to indemnification under the GBCC or if it determines that indemnification is fair and reasonable even if the director has failed to meet the statutory standard of conduct under section 14-2-851, failed to comply with the requirements for obtaining advanced expenses under section 14-2-853, or was adjudged liable as described in section 14-2-851. However, the court may not order indemnification in excess of reasonable expenses for liability to the corporation or for receipt of an improper benefit.

         Section 14-2-857 of the GBCC permits a corporation to indemnify an officer (including a former officer and including an officer who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust , employee benefit plan or other enterprise) to the same extent as a director. A corporation may indemnify an officer who is not a director to a further extent by means of articles of incorporation, bylaw, board resolution, or contract. However, the corporation may not indemnify an officer for liability arising from conduct involving appropriation of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions, or receipt of an improper personal benefit. An officer who is not a director is also entitled to mandatory indemnification and may apply for court-ordered indemnification.

         Section 14-2-858 of the GBCC permits a corporation to purchase and maintain insurance on behalf of directors and officers against liability incurred by them in their capacities or arising out of their status as directors and officers of the corporation, regardless of whether the corporation would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

ARTICLES OF INCORPORATION

         Article VIII of the Articles of Incorporation exculpates the directors of the Company from personal liability for money damages to the Company or its shareholders. Currently, the directors are exculpated from all liability to the Company or its shareholders except for liability arising from conduct involving appropriation of a business opportunity, intentional misconduct or knowing violation of law, unlawful distributions, or receipt of an improper personal benefit. The Articles of Incorporation also provide that if the GBCC is amended to allow further limitations on the personal liability of directors, the liability of the directors will be limited or eliminated to the fullest extent allowed by the GBCC. The Articles of Incorporation also provide that any repeal or modification of Article VIII of the Articles of Incorporation by the shareholders of Netzee shall not adversely affect any right or protection of a director of Netzee existing at the time of such repeal or modification.

BYLAWS

         Article VII of the Company's Amended and Restated Bylaws (the "Bylaws") provide that the Company shall indemnify, and shall advance funds to pay for or reimburse expense to, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director of the Company, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. In order to be indemnified, the person must have acted in good faith and, (i) in the case of conduct in his official capacity with the Company, having reasonably believed his conduct to be in the best interests of the Company,
(ii) with respect to any criminal action or proceeding, having no reasonable cause to believe his conduct was unlawful, and (iii) in all other cases, having reasonably believed his conduct to be at least not opposed to the best interests of the Company. With respect to advancement of expenses, the person must provide the Company with a written affirmation of his or her good faith belief that he or she has met the requisite standard of care and undertaking to repay to the Company any amounts paid in advance if it shall be determined that the person is not entitled to receive indemnification from the Company for such amounts. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

         No amendment, termination, or other elimination of Article VII of the Bylaws or of any relevant provisions of the GBCC or of any other applicable law shall affect or diminish in any way the rights to indemnification under the Bylaws with respect to any action, suit or proceeding arising out of, or relating to, any event or act or omission occurring or fact or circumstance existing prior to such amendment, termination or other elimination. The indemnification and advancement of expenses provided by, or granted pursuant to, the Company's Bylaws are not exclusive of any other rights permitted by applicable law to which a person seeking indemnification or advancement of expenses may be entitled, whether by contract or otherwise. All rights to indemnification under Article VII of the Bylaws continue as to a person who has ceased to be a director or officer and shall be deemed to be a contract between the Company and each such person.

         The board of directors has the power to cause the Company to indemnify, and shall advance funds to pay for or reimburse expenses to, its (1) officers, employees and agents and (2) any director, officer, employee or agent of the Company who is or was serving at our request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other employee benefit plan or other enterprise. In order to provide this indemnification, the board of directors must adopt a resolution identifying the person or persons to be indemnified and specifying the particular rights involved, which may be different for each person.

INDEMNIFICATION AGREEMENTS

         The Company intends to enter into indemnification agreements with each of its executive officers and directors that will indemnify them to the fullest extent permitted by the GBCC.

INSURANCE

         The Company's Bylaws permit the purchase and maintenance of insurance on behalf of any person who is or was a directors, officer, employee or agent of the Company, or who, while serving in that capacity, is also or was also serving at the Company's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not the Company was required to indemnify the person by any bylaw provision or resolution of the board of directors.

UNDERWRITING AGREEMENT

         The Underwriting Agreement, dated November 8, 1999, by and among the Company and the underwriters with respect to the Company's initial public offering of securities, provides for indemnification by the underwriters of the Company, its directors and its officers, and by the Company of the underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.


EXHIBIT NO.      DESCRIPTION OF EXHIBIT
-----------      ----------------------
4.1**            Articles of Incorporation, as amended to the date hereof
4.2*             Amended and Restated Bylaws, as amended to the date hereof
4.3*             Form of Common Stock Certificate
4.4**            Form of Series A 8% Convertible Preferred Stock Certificate
4.5*             1999 Netzee Stock Option and Incentive Plan
5.1              Opinion of Sutherland  Asbill & Brennan LLP regarding the legality of the securities being offered hereby
23.1             Consent of Arthur Andersen LLP
23.2             Consent of Sutherland Asbill & Brennan LLP is contained in Exhibit 5.1
-----------------------

* Previously filed as an exhibit to Netzee, Inc.'s Registration Statement on Form S-1 (File No. 333-87089).

** Previously filed as an exhibit to Netzee, Inc.'s Form 10-Q for the period ended September 30, 1999, as filed with the Securities and Exchange Commission on December 22, 1999 (File No. 0-27925).

ITEM 9. UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration treatment relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     * * *

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 9, 2000.

                                             NETZEE, INC.


                                             By:/s/ Glenn W. Sturm
                                                --------------------------------
                                                Glenn W. Sturm
                                                Chief Executive Officer


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glenn W. Sturm, Richard S. Eiswirth and
C. Michael Bowers, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                           Title                              Date
       ---------                           -----                              ----


/s/ Glenn W. Sturm          Chief Executive Officer and Director        February 9, 2000
-------------------------   (Principal Executive Officer)
Glenn W. Sturm


/s/ Richard S. Eiswirth     Executive Vice President, Chief Financial   February 9, 2000
-------------------------   Officer and Secretary (Principal
Richard S. Eiswirth         Financial and Accounting Officer)


/s/ C. Michael Bowers       President and Chief Operating Officer       February 9, 2000
-------------------------
C. Michael Bowers




-------------------------  Chairman of the Board of Directors
John W. Collins

/s/ Jon R. Burke
-------------------------  Director                                    February 9, 2000
Jon R. Burke


-------------------------  Director
Gayle M. Earls

/s/ Donny R. Jackson
-------------------------  Director                                    February 9, 2000
Donny R. Jackson


-------------------------  Director
Joel A. Katz

/s/ Stiles A. Kellett, Jr.
-------------------------  Director                                    February 9, 2000
Stiles A. Kellett, Jr.

/s/ Bruce P. Leonard
-------------------------  Director                                    February 9, 2000
Bruce P. Leonard

/s/ A. Jay Waite
-------------------------  Director                                    February 9, 2000
A. Jay Waite